Exhibit 10.7

POST OFFICE BOX 90808

LAFAYETTE, LOUISIANA 70509 USA

TELEPHONE: 337 235 2452

Lance F. Bospflug

President & Chief Operating Officer

February 6, 2017

Mr. Jamie Hinch

28152 Emerald Oaks

Magnolia, TX 77354

Dear Jamie:

On behalf of PHI, Inc., I am pleased to confirm our offer of employment on the following terms and conditions.

Your position will be Chief Administrative Officer for PHI, Inc. (“PHI”), reporting to me, and your employment will begin on February 13, 2017. Your base salary will be $25,000.00 per month (or if you choose to convert this to an annual salary, $300,000 per year).

In recognition of your acceptance of PHI’s offer and to help offset some of your equity and/or cash bonus you will lose from your current employer, when you report to work in February 2017, PHI will grant you a one-time Restricted Share Unit award of $46,750. The actual number of shares will be calculated by dividing $46,750 by the average January 2017 share price. Additionally, you will receive a one-time cash bonus of $46,750, one-half payable when you report to work for PHI in February 2017, and the other half payable at completion of six (6) months of employment. With Board of Director approval in February 2017, you will also be designated as a Named Officer of PHI.

You will be eligible for an annual Senior Management Bonus at a level of up to 97.5% of your year-end annual salary, the amount of which will be based on corporate earnings and safety performance (a description of how the plan worked for 2016 is attached).

You will also be eligible for participation in PHI’s Long-Term Incentive Plan (LTIP), with a Performance-based Restricted Share Unit (RSU) award based on achievement of certain financial performance at a level of 75% of your annual salary, and a Time-vested LTIP award at a level of 100% of your annual base salary. Both the Performance-based and Time-vested awards cliff-vest over a 3-year period. So long as PHI’s Board of Directors approves continuation of the LTIP, you will receive an annual Performance-based award based on achievement of certain financial goals over a 3-year average (currently EBITDA divided by revenue), and a new Time-vested award once you vest in your prior Time-vested award (a copy of the Plan is attached). Finally, you will receive an annual performance and salary review, generally in the August time frame.

Jamie Hinch Offer Letter

February 6, 2017

You will be eligible for PHI-paid relocation from your residence in Magnolia, TX to Lafayette, LA in accordance with the attached management relocation policy. PHI will extend the time allowed for you to complete you relocation to Lafayette, LA for a twenty-four (24) month period beginning on your date of hire. Your location of employment will be Lafayette, LA; however frequent travel will be required to other locations to meet the requirements of our business.

As a result of your employment with PHI, you will also be eligible to participate in all employee benefits programs such as PHI’s health insurance, dental, 401(k), life insurance, sick leave, holidays, vacation, etc. As a Senior Manager with PHI, you will be immediately eligible for three weeks of paid sick leave and four (4) weeks of paid vacation each year. Paid sick leave and vacation thereafter will accrue to you each January 1, the amounts of which are defined in the attached Senior Management Sick Leave and Vacation Corporate Policies.

Your location of employment will be Lafayette, Louisiana; however, periodic travel to other locations will be required to meet our business needs. You must provide PHI a copy of your college degree(s) and you must successfully pass PHI’s required pre-employment drug test and Background Screening.

Jamie, we look forward to having you join the PHI team and becoming an integral part of our management group. After you have had a chance to review this offer of employment, I would appreciate you indicating acceptance by signing in the space provided below, and returning this letter to me as soon as available. If you have any questions regarding this offer, please contact me at (337) 272-4299 or by email lbospflug@phihelico.com.

Sincerely,

/s/ Lance F. Bospflug

POST OFFICE BOX 90808    LAFAYETTE, LOUISIANA 70509-0808    TELEPHONE 337-272-4547    FAX 337-272-4232